Exhibit 10.9

Equity Purchase Agreement

Party A (Transferor): Guangzhou Investment Capital Media Advertising Partnership (Limited Partnership)

Executive Partner: Xiao Xuxu

Party B (transferee): Guangzhou star Dreas Cinema Co., LTD

Legal representative: Pan Yihong

in view of:

1. Party A is a shareholder of Guangzhou Zhongxi Juping Culture Media Co., Ltd. (“Target Company”) and holds 70% of the equity interest of the Target Company.

2. With respect to the acquisition of 49% equity interest of the Target Company by Party B from Party A (the “Equity Purchase”), the parties entered into an the Equity Purchase Agreement (the “Original Agreement”) on September 15,2020, the Supplement to Original Agreement on November 1, 2020 and Second Supplement to the Original Agreement on July 1, 2022.

3. Due to the impact of the COVID-19 pandemic and change of circumstance, the parties cannot continue to perform their respective obligations pursuant to such three agreements.

In order to avoid disputes, whereas, parties shall, on the basis of equality, voluntary and fairness, jointly reach this Equity Purchase Agreement (“New Agreement”) through full negotiation.

1.	Equity Purchase

1.1 Party A agrees to transfer 49% equity interest of the Target Company to Party B, and Party B agrees to acquire such equity. Both parties agree that the purchase price of such equity is RMB 1.5 million only (the “Total Consideration”).

1.2 In order to show its sincerity, Party A has changed the name of the Target Company from “Guangzhou Yisheng Juping Culture Media Co., Ltd.” to “Guangzhou Zhongxi Juping Culture Media Co., Ltd.”. In case of early termination under Article 4 of this Agreement, Party A shall change the name of the Target Company back to its original name.

2.	Payment Method of Purchase Price and Return On Investment Payment Method

2.1 The Total Consideration for the equity purchase shall be paid by Party B to Party A in installments.

2.2 Party A and Party B confirm that as of the date of signing this Agreement, Party B has paid Party A RMB 780,290 towards the Total Consideration; the remaining equity purchase consideration is RMB 719,710, which Party B will pay to Party A within 5 business days after the Target Company meets the requirements of Article 4.2 hereof.

3.	Equity Purchase Closing

3.1. After Party B pays the Total Consideration, Party B shall have the right to appoint a director to the board of directors of the Target Company.

3.2. After Party B pays the Total Consideration, Party A shall, within 15 business days, complete the registration with Industrial and Commercial Administration for the change of shareholder of the Target company and filing for record registration of the director designated by Party B to the board of directors of the Target Company. Upon completion of the aforementioned registration and Party B obtains 49% equity interest of the Target Company, it shall be deemed to complete the closing of the equity purchase transaction under this Agreement (the “Closing”).

4.	Early Termination of the Equity Purchase

4.1 Within 5 business days after Party B pays the Total Consideration, if Party A fails to cooperate with the industrial and commercial registration of the change of shareholder of the Target Company, Party B shall have the right to unilaterally terminate this Agreement.

4.2 Party A and Party B shall jointly confirm that as of December 31,2022, the total profit of the Target Company for the year of 2022 reaching 15% of the Total Consideration, which is, RMB 225,000. If the Target Company fails to reach such total profit target on time, Party B has the right to unilaterally terminate this Agreement.

4.3 Party A shall refund all the equity purchase price paid by Party B in full within 3 business days from receiving the notice of Party B’s early termination of this Agreement.

5.	Debt and Debt of the Target Company

Before the completion of the Closing of the equity purchase under this Agreement, all rights and liabilities arising from the Target Company shall be enjoyed and borne by Party A.

6.	Party A Warrants

6.1 The Board of Directors and the shareholders’ meeting of the Target Company have approved the equity purchase transaction under this Agreement.

6.2 Upon completion of the Closing of the equity purchase transaction under this Agreement, the director appointed by Party B may actually participate in the daily operation and management of the Target Company.

7.	liability for breach contract

If either Party A or Party B violates this Agreement and damages the legitimate rights and interests of the other party due to its respective debt issues, the breaching party shall promptly indemnify the non-breaching party for all losses (including direct losses and indirect losses), and pay the non-breaching party liquidated damages equal to 5% of the Total Consideration hereunder.

8.	Dispute Resolution

This Agreement is subject to and is construed by the relevant laws of the People’s Republic of China. Any dispute arising from or in connection with this Agreement shall be settled by both parties through friendly negotiation. If the negotiation fails, either party shall have the right to file a lawsuit with the people’s court where Party B is located.

9.	Other

9.1 From the date of signing this Agreement, the Original Agreement, Supplement to Original Agreement and Second Supplement to Original Agreement shall be automatically terminated. All matters related to the purchase of the equity shall be subject to the provisions of this Agreement.

9.2 This Agreement is the final equity purchase agreement of both parties for the Target Company and shall is binding on both parties.

9.3 This Agreement is made in duplicate, with each party holding one copy. This Agreement shall come into force upon being signed and sealed by both parties.

Party A: Guangzhou Investment Bide Media Advertising Partnership (limited partnership)

(affix one’s seal)

Executive Partner: Xiao Xuxu

sign: _________

Party B: Guangzhou star Dreas Cinema Co., LTD

(affix one’s seal)

Legal representative: Pan Yihong

sign: _________

Date: October 18, 2022